UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          LAURIE'S HAPPY THOUGHTS, INC.
                          -----------------------------
                 (Name of small business issuer in our charter)



                                     FLORIDA
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)



                  4532                                 52-2369636
      ----------------------------                  ---------------
      (Primary standard industrial                  (I.R.S Employer
       classification code number)                Identification No.)



                            4203 NW FEDERAL HIGHWAY,
                           JENSEN BEACH, FLORIDA 34957
                                  772-692-9055
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)



                                LAURIE MCVEY-TOW
              4203 NW FEDERAL FIGHWAY, JENSEN BEACH, FLORIDA 34957
                                  772-692-9055
            --------------------------------------------------------
            (Name address and telephone number of agent for service)



        Approximate date of commencement of proposed sale to the public:

 As soon as practicable after the effective date of this registration statement.
 -------------------------------------------------------------------------------

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                                       CALCULATION OF REGISTRATION FEE (1)

                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
 TITLE OF EACH CLASS OF           NUMBER OF SHARES TO    OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION
 SECURITIES TO BE REGISTERED       BE REGISTERED(1)            SHARE (2)             PRICE              FEE(3)
 ------------------------------   -------------------    ------------------    ------------------    ------------
 Common Stock, $0.001 Par Value       4,150,000                $0.05                 $207,500           $26.29

(1) Represents shares to be sold by the selling shareholders named herein. Pursuant to Rule 416(b), there are also registered hereby such additional number of shares as may be issued or may become issuable as dividends or as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $.05 per share pursuant to Rule 457. The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock will trade.

(3) The amount of registration fee is $126.70 per $1 million pursuant to the Commission's Release No. 2004-10.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    Subject to Completion Date March __, 2004

THIS PAGE IS NOT PART OF THE PROSPECTUS

                                   PROSPECTUS

                          Laurie's Happy Thoughts, Inc.
              4203 NW Federal Highway, Jensen Beach, Florida 34957
                                  772-692-9055

                        4,150,000 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 4,150,000 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document. Laurie's Happy Thoughts, Inc. will not receive any proceeds from the sale of shares by the selling shareholders. There is currently no trading market for our stock.

The shareholders will sell at a price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

We intend to have our stock quoted on the OTCBB. If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The selling security holders may offer their shares at those prevailing market prices or privately negotiated prices. The Company will pay all expenses of registering the securities. Our fiscal year end date is June 30.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "RISK FACTORS" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be offered and sold by the selling shareholders and/or their registered representatives from time to time during the next nine months from the date of this prospectus at a fixed price of $.05 per share. As a result of such activities, the selling shareholders, may be deemed "underwriters" as that term is defined in the federal securities laws.

There is no minimum required purchase and there is no arrangement to have funds received by the selling shareholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement.

The information in this prospectus is not complete and may be changed. The Company is not offering any securities for sale. Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this prospectus is March __, 2004

                               TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

   Item 1.  Front Cover Page of Prospectus ....................................1

   Item 2.  Inside Front and Outside Back Cover Pages of Prospectus ...........2

   Item 3.  Summary Information and Risk Factors ..............................4

   Item 4.  Use of Proceeds ...................................................5

   Item 5.  Determination of Offering Price ...................................8

   Item 7.  Selling Security Holders ..........................................8

   Item 8.  Plan of Distribution ............................................. 9

   Item 9.  Legal Proceedings ................................................10

   Item 10. Directors, Executive Officers, Promoters, and Control Persons ....10

   Item 11. Security Ownership of Certain Beneficial Owners and Management ...11

   Item 12. Description of Securities ........................................12

   Item 13. Experts ..........................................................14

   Item 14. Disclosure of Commission Position On Indemnification for
            Securities Act Liabilities .......................................14

   Item 16. Description of Business ..........................................14

   Item 17. Plan of Operations ...............................................19

   Item 18. Description of Property ..........................................21

   Item 19. Certain Relationships and Related Transactions ...................21

   Item 20. Market for Common Equity and Related Stockholder Matters .........22

   Item 21. Executive Compensation ...........................................22

   Item 22. Financial Statements ............................................F-1

   Item 23. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure .......................................II-1

PART II - INFORMATION NOT CONTAINED IN THE PROSPECTUS

   Item 24. Indemnification of Directors and Officers ......................II-1

   Item 25. Other Expenses of Issuance and Distribution ....................II-1

   Item 26. Recent Sales of Unregistered Securities ........................II-1

   Item 27. Exhibits .......................................................II-2

   Item 28. Undertakings ...................................................II-2

         PROSPECTUS SUMMARY - The following is only a summary of the information, financial statements and notes included in this prospectus. In this prospectus, the terms "Laurie's Happy Thoughts, Inc.", "we", "us" and "our" refer to Laurie's Happy Thoughts, Inc.

ITEM 3.  SUMMARY INFORMATION AND RISK FACTORS

                               PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "RISK FACTORS" beginning on page 5 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

OUR COMPANY.

We were incorporated in the State of Florida on July 22, 2002. Our principal executive offices are located at 4203 NW Federal Highway, Jensen Beach, Florida 34957. Our telephone number is 772-692-9055. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 60,000,000 common shares and 20,000,000 preferred shares. Our fiscal year end date is June 30.

OUR BUSINESS.

Laurie's Happy Thoughts, Inc. offers unique one of a kind hand crafted gifts and home decor specialty merchandise. Hand crafted unique one of a kind merchandise is purchased from artists or consigned from them for sale.

Currently the company has one operating retail facility. The store is approximately one thousand square feet comprised of seven hundred feet of consumer area with three hundred feet devoted to inventory, packaging and shipping. The store has lighted outdoor signage with window space to accentuate specialty merchandise. The store is located in a shopping center with two major tenants for draw.

The concept is to expand the sales market from a local retail business to a National provider of unique items via the internet. We plan to develop a website where artists can up load pictures of their unique products on our site for resale to consumers. Our fee to the artist is 20% of the retail sale. Our web portal becomes a clearing-house between the artist and the consumer. Merchandise is organized by type, by country, by artist, by price, by season and calendar and family event category. Individuals subscribe to and interact in an online marketplace for a fee of $19.95 per year. By becoming a member the online customer receives a 10% discount on merchandise purchased. That 10% reduces our gross margin from 20% to a net 10%. The objective is to improve profitability and provide supply for demand seamlessly and efficiently.

The website is under development. The domain name has been acquired (http://www.happythoughts.bz) and a contract with a web hosting service provider has been obtained. We have developed an initial home page for our visitors until an e-commerce website is constructed. Our estimated costs for the first year of operations will be $17,000 to $22,000.

THE OFFERING

As of March 10, 2004, we had 4,150,000 shares of our common stock outstanding. This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We anticipate offering expenses of approximately $14,000.

Common stock offered by the selling shareholders .............  4,150,000 shares

Common stock offered by us ...................................          0 shares

ITEM 4.  USE OF PROCEEDS

All of the shares offered by this prospectus are being offered by the selling shareholders. Accordingly, we will not receive any proceeds from this offering.

SUMMARY OF FINANCIAL DATA

The summary financial information set forth below is derived from and should be read in conjunction with the financial statements and notes thereto contained in this prospectus, and the Management's Discussion and Analysis of Financial Condition and Results of Operations, also contained in this prospectus. Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

LAURIE'S HAPPY THOUGHTS, INC. STATEMENT OF OPERATIONS DATA (All figures are in US$):
                                    From July 22, 2002     For the Six Months
                                        (Inception)      Ended December 31,2003
                                     to June 30, 2003         (Unaudited)
                                    ------------------   ----------------------
Revenues ...........................     $ 19,833               $ 14,873
Cost of Revenues ...................       12,709                 13,120
Operating Expenses .................       26,199                 21,651
Interest Expense ...................          -                      -
Net Loss before Income Tax .........      (19,075)               (18,898)
Income Taxes .......................          -                      -
Net Loss ...........................     $(19,075)              $(18,898)

BALANCE SHEET DATA:
                                   As of June 30, 2003   As of December 31, 2003
                                                              (Unaudited)
                                   -------------------   -----------------------
Working Capital .....................    $   7,725               $   284
Current Assets ......................        9,822                 8,932
Total Assets ........................       19,923                18,117
Current Liabilities .................        2,097                 8,648
Total Liabilities ...................        2,097                15,189
Shareholder's Equity ................    $  17,826               $ 2,928

RISK FACTORS PARTICULAR TO LAURIE'S HAPPY THOUGHTS, INC.

         A. OUR SUCCESS IS HEAVILY DEPENDENT UPON THE CONTINUED PARTICIPATION OF LAURIE McVEY-TOW OUR PRINCIPAL OFFICER AND DIRECTOR, IF WE LOSE HER OUR BUSINESS WILL FAIL.

Our success is heavily dependent upon the continued active participation of one of our officers and directors, Laurie McVey-Tow. Ms. McVey-Tow has over 15 years experience in the Specialty Merchandise field. Although, Ms. McVey-Tow has a considerable background in the Specialty Merchandise industry she may be unable to particularize or adapt it to the needs of website visitors and retail customers. Moreover, Ms. McVey-Tow has no Internet experience. Unless Ms. McVey-Tow has the financial resources to hire qualified consultants, the presentation and technical aspects of our products may not be able to attract customers.

         o We do not maintain "key person" life insurance on Ms. McVey-Tow's life.

         o  We do not have a written employment agreement with Ms. McVey-Tow's.

         o There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

         B. MS. McVEY-TOW IS OUR ONLY OFFICER AND ONE OF TWO DIRECTORS. SHE OWNS MORE THAN 50 PERCENT OF THE COMPANY'S COMMON STOCK, FOLLOWING THIS OFFERING.

Following this offering, Ms. McVey-Tow, our only officer and one of two directors will own more than 50 percent of the outstanding common stock. As a result, she alone will be able to elect directors and take other corporate actions without stockholder approval.

         C. IF CUSTOMERS DO NOT ACCEPT AN ONLINE MARKETPLACE FOR THE UNIQUE ONE OF A KIND HAND CRAFTED GIFTS AND HOME DECOR SPECIALTY MERCHANDISE VIA THE INTERNET, OUR REVENUES WILL BE LIMITED TO LOCAL RETAIL STORE.

Our success depends upon the general acceptance of an on-line marketplace when added to a retail operation for the unique one of a kind hand crafted gifts and home decor specialty merchandise for consumers, specialty merchandise brokers and other third parties. If these groups do not embrace our online marketplace, we will be limited in our generation of revenue to a single retail store.

The electronic marketplace for unique one of a kind hand crafted gifts and home decor specialty merchandise industry, particularly over the Internet, is in its early stages of development, but is evolving rapidly. We cannot ensure that a sufficient broad base of consumers and businesses will adopt, or continue to use, the Internet to obtain unique one of a kind hand crafted gifts and home decor specialty merchandise, traditionally provided in person-to-person and retail transactions.

We believe that acceptance of our services will depend on the following factors, among others:

* The growth of the Internet as a medium for commerce generally, and as a market for financial products and services in particular.
* Development of the necessary Internet network infrastructure to support new technologies and handle the demands placed upon us by our visitors.
* Government regulation of the Internet towards the dissemination of unique one of a kind hand crafted gifts and home decor specialty merchandise transactions and related information.
* Our ability to successfully and efficiently develop an online marketplace that is attractive to a sufficiently large number of consumers and unique one of a kind hand crafted gifts and home decor specialty merchandise buyers.
* A change in the perception among many consumers that an online marketplace is less dependable than obtaining unique one of a kind hand crafted gifts and home decor specialty merchandise through more traditional methods.
*  Quick response time for our services and enhancements.

         D. MS. McVEY-TOW IS OUR ONLY OFFICER AND ONE OF TWO DIRECTORS. SHE WILL ONLY PARTICIPATE 80% OF THE TIME TOWARDS THE BUSINESS OF LAURIE'S HAPPY THOUGHTS, INC., THIS COULD CAUSE OUR BUSINESS TO FAIL.

Ms. McVey-Tow, the Company's Officer, may participate in other business ventures, which may compete directly or indirectly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future. Ms. McVey-Tow plans to devote nearly 80% of her time, towards the business of Laurie's Happy Thoughts, Inc. Currently, Ms. McVey-Tow's other business ventures do not compete directly or indirectly with the business of the company.

         E. DEPENDENCE ON HIRING QUALIFIED TECHNICAL PERSONNEL TO CREATE AN E-COMMERCE WEBSITE, IF WE CANNOT HIRE THESE INDIVIDUALS WE WILL BE UNABLE TO CONDUCT THIS OPERATION.

Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing, customer service and professional personnel.

o If we fail to retain and attract the necessary technical professionals, the creation and efficiency of our website will suffer in its presentation, search abilities and information accessibility.

o If we fail to retain and attract the necessary managerial, sales and marketing and customer service personnel we will not develop a sufficient customer base to adequately fund our operations.

         F. WE ARE A COMPANY WITH LIMITED OPERATING HISTORY AND MAY NOT GENERATE ENOUGH REVENUES TO STAY IN BUSINESS.

Because we have limited operating history, assets, or revenue sources, an investor cannot determine if we will ever be profitable. We will experience financial difficulties during our operational development and beyond. We may be unable to operate profitably, even if we develop operations and generate revenues. We plan to generate revenues from membership fees, commissions from sales between members and advertising sales through our planned website, but there can be no assurance that we will develop a website or that, if developed, our revenues will exceed our costs. We have an accumulated deficit of $(19,075) as of June 30, 2003 and $(38,973) as of December 31, 2003.

Investors have no basis upon which to judge our ability to develop our website and are unable to forecast our future growth. We have limited revenues or revenue sources and yet we have significant costs. We cannot assure that we will obtain the necessary working capital to develop our e-commerce website. Further, even if our e-commerce website is developed, we cannot assure that our website will receive enough Internet traffic or purchases to generate revenues or achieve profitability.

         G. THERE IS NO MARKET FOR THE COMPANY'S SECURITIES AND IF NO MARKET DEVELOPS INVESTORS WILL BE UNABLE TO SELL THEIR SECURITIES.

There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our securities you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTCBB. We intend to apply for listing of the securities on the OTCBB, but there can be no assurance that we will be able to obtain this listing.

OTHER INVESTMENT RISK FACTORS

         A. PURCHASE OF PENNY STOCKS CAN BE RISKY AND THESE SECURITIES WILL BE MORE DIFFICULT TO SELL EVEN IF A MARKET DEVELOPS.

In the event that a public market develops for our securities, such securities may be classified as a penny stock depending upon their market price and the manner in which they are traded. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share whose securities are admitted to quotation but do not trade on the NASDAQ SmallCap Market or on a national securities exchange.

For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotation and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

         B. ABSENCE OF DIVIDENDS NOW AND IN THE NEAR FUTURE

We have never paid dividends. We do not anticipate declaring or paying dividends in the foreseeable future. Our dividends will be at our Board of Directors discretion and contingent upon our financial condition, earnings and capital requirements.

ITEM 5.  DETERMINATION OF OFFERING PRICE

There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Moreover, selling security holders will be able to determine the price at which they sell their securities by market factors and the independent decisions of the selling shareholders.

ITEM 7.  SELLING SECURITY HOLDERS

The securities are being sold by the selling security holders named below. Pursuant to this registration statement, when and if cleared by the Securities and Exchange Commission, these shares can be sold in any and all states that recognize an effective registration statement. The table indicates that all the securities held by each individual will be available for resale after the offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.

                                Shares of     Shares of      Shares of
                               Common Stock  Common Stock  Common Stock
                               Owned Prior      Being       Owned after
                               to Offering     Offered       Offering    Percent
 Name of Selling Shareholders      (1)                       Number(2)     (3)
 -------------------------------------------------------------------------------

 Lauri McVey-Tow .... .........  2,150,000    2,150,000          0        51.81
 Global Intermatch Corp.(4) ...    127,091      127,091          0         3.06
 Stuart Cooper ................    245,182      245,182          0         5.91
 Cooper Family Holdings........    277,150      277,150          0         6.68
 Cooper Consultants, Inc. .....    292,112      292,112          0         7.04
 David Stein ..................    400,000      400,000          0         9.64
 Jorge Fernandez...............    172,433      172,433          0         4.15
 All Other (5).................    486,032      486,032          0        11.71
                                 ---------    ---------          -       ------
 Total ........................  4,150,000    4,150,000          0       100.00
_________

(1) Under United States Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares beneficially owned by them. All of the above selling shareholders may be deemed to be promoters, affiliates and/or transferees of such persons.

(2) Assumes the sale of all shares offered hereby.

(3) Based on a total of 4,150,000 common shares issued and outstanding as of March 10, 2004.

(4) All entities received their shares in Laurie's Happy Thoughts, Inc. as a result of a public offering exempt from registration in Global Intermatch, Inc. pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

(5) 11.71 percent represents 968 shareholders less than 2% of Laurie's Happy Thoughts, Inc., outstanding common stock. All of these shares are held by shareholders of Global Intermatch, Inc. Such persons acquired their shares in July 2003 in connection with a distribution by Global Intermatch, Inc. to its shareholders of record of restricted, legended shares (not subject to Rule 144), without any consideration paid therefore, in a transaction not involving a sale of securities for the purposes of Section 5 of the Securities Act.

Any material relationship, which the selling security holder has had within the past three years with our corporation or any of its predecessors and/or affiliates.

We intend to seek qualification for sale of the securities in those states that the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resale.

If the securities are approved for a public market and the trading price of our common stock is less than $5.00 per share, our stock would be considered a penny stock and trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.

The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share, which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may not be able to be sustained because of these restrictions.

ITEM 8.  PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We intend to have our stock quoted on the OTCBB. If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The shareholders will sell at a price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the securities act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the securities act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, regulation m, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the exchange act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

ITEM 9.  LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, which involve Laurie's Happy Thoughts, Inc.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Officers. Our Bylaws provide that we shall have a minimum of one director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. The directors and executive officers of Laurie's Happy Thoughts, Inc. are as follows:

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NAME AND ADDRESS                   AGE         POSITIONS HELD

Laurie McVey-Tow
132 SW Oakridge Drive
Port St. Lucie, FL. 34984           53         President and Director

Leslye Jane McVey
711 NW 132 Terrace
Plantation, FL. 33325               26         Director

Laurie McVey-Tow will serve as the director until our next annual shareholder meeting to be held within six months of our fiscal year's close or until a successor is elected who accepts the position. Directors are elected for one-year terms. Laurie McVey-Tow will dedicate nearly 80% of her time towards the business of Laurie's Happy Thoughts, Inc., which also include, but not limited to, purchasing, accounting and financial reporting.

Ms. McVey-Tow has been President of Laurie's Happy Thoughts, Inc., since July, 2002. Prior to that time, commencing in October 2002 she was the Development Director for the Humane Society (Animal Welfare) Palm City, Florida. While there, she was responsible for program development, fund raising, event planning and grant writing. Prior to 2002, she participated in merchandise purchases, sale and stocking for various entities.

Leslye Jane McVey, Director, Age 26 is a graduate of the College of Sequoia's in Visala, California. Ms McVey is a Certified Firefighter and Paramedic in the State of Florida. She is a member of the Pembroke Pines Fire Department. Her Department has a Class 1 rating, the highest possible for a department in the United States. She is an accomplished equestrian. She is devoting only part-time to the Company. Ms. McVey replaced David Tow as Director after his passing on January 16, 2004. Ms. McVey will serve as Director until our next annual shareholders meeting to be held within six months of our fiscal year's close or until a successor is elected who accepts the position.

Significant Employees - There are no employees who are expected to make a significant contribution to our corporation.

Family Relationships - There is a family relationship of Laurie McVey-Tow and her daughter among our officers, directors, or persons nominated for such positions.

Legal Proceedings - No officer, director, or persons nominated for such positions and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of March 10, 2004, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners.

 Title of                                      No. Of     Nature of    Current
 Class       Name and Address                  Shares     Ownership    % Owned
 --------    ----------------                  -------    ---------    -------

 Common      Laurie McVey-Tow ............... 2,150,000      Direct      52.00%
             132 SW Oakridge Dr.
             Port St. Lucie, Fl. 34984

All officers and directors as group ......... 2,150,000      Direct      52.00%

                                       11
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Changes in Control.

There are currently no arrangements, which would result in a change in control of Laurie's Happy Thoughts, Inc.

ITEM 12. DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

The securities offered by this prospectus must meet the blue sky resale requirements in the states in which the proposed purchasers reside. If we fail to meet these qualifications, the securities may be deprived of any value.

We are authorized to issue maximum stock of 60,000,000 common shares and 20,000,000 preferred shares. As of March 10, 2004 there were 4,150,000 common shares and no shares of preferred, issued and outstanding. The Board of Directors' authority to issue stock without shareholder consent may dilute the value of your stock.

COMMON STOCK.

General.

We are authorized to issue 60,000,000 shares of common stock, par value $.001 and 20,000,000 preferred stock, $.01 par value. As of March 10, 2004, there were 4,150,000 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Our principal stockholder, president and director, Laurie McVey-Tow currently, owns approximately 52 percent of our common stock. She will have significant influence over all matters requiring approval by our stockholders, but requiring the approval of the minority stockholders. In addition, she will be able to elect all of the members of our Board of Directors, allowing her to exercise significant control of our affairs and management. In addition, she may affect most corporate matters requiring stockholder approval by written consent, without a duly noticed and duly held meeting of stockholders.

DIVIDEND POLICY.

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

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

To date, we have never paid dividends. We do not anticipate declaring or paying dividends in the foreseeable future. Our retained earnings, if any, will finance the development and expansion of our business. Our dividends will be at our Board of Directors' discretion and contingent upon our financial condition, earnings, capital requirements and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents we may execute. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

MISCELLANEOUS RIGHTS AND PROVISIONS.

Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

PREFERRED STOCK.

We have authorized 20,000,000 shares of preferred stock, $.01 par value, of which no preferred shares are issued or outstanding. These shares may have such rights and preferences as determined by the Board of Directors.

We have 20,000,000 authorized shares of preferred stock, which may be issued by action of the Board of Directors. We have not yet issued any shares of preferred stock. The Board may designate voting control, liquidation, dividend and other preferred rights to preferred stock holders. The Board of Directors' authority to issue this stock without shareholder consent may have a depressive effect on the market value of our common stock. The issuance of preferred stock could also delay or prevent a change in control of our corporation or other take-over attempt.

DIVIDENDS, VOTING, LIQUIDATION, & REDEMPTION.

Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation. Moreover, the Board of Director's broad discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

SHARES ELIGIBLE FOR FUTURE SALE.

The 4,150,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act.

In general, under Rule 144 as currently in effect, any of our affiliates, namely Laurie McVey-Tow, our President and Officer, and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (I) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. However, in the event that a market develops for our common stock, Rule 144A would no longer be available.

ITEM 13. EXPERTS

Our Financial Statements for the period from July 22, 2002 inception to June 30, 2003, have been included in this prospectus in reliance upon Sherb & Co., LLP, independent Certified Public Accountants as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 16. DESCRIPTION OF BUSINESS

Laurie's Happy Thoughts, Inc. offers unique one of a kind hand crafted gifts and home decor specialty merchandise. Hand crafted unique one of a kind merchandise is purchased from artists or consigned from them for sale.

Currently the Company has one operating retail facility. The store is approximately one thousand square feet comprised of seven hundred feet of consumer area with three hundred feet devoted to inventory, packaging and shipping. The store has lighted outdoor signage with window space to accentuate specialty merchandise. The store is located in a shopping center with two major tenants for draw.

The concept is to expand the sales market from a local retail business to a national provider of unique items via the internet. We plan to develop a website where artists can up load pictures of their unique products on our site for resale to consumers. Our fee to the artist is 20% of the retail sale. Our web portal becomes a clearing-house between the artist and the consumer. Merchandise is organized by type, by country, by artist, by price, by season and calendar and family event category. Individuals subscribe to and interact in an online marketplace for a fee of $19.95 per year. By becoming a member the on line customer receives a 10% discount on merchandise purchased. That 10% reduces our gross margin from 20% to a net 10%. The objective is to improve profitability and provide supply for demand seamlessly and efficiently.

The website is under development. The domain name has been acquired (http://www.happythoughts.bz) and a contract with a web hosting service provider been obtained. We have developed an initial welcome home page for our visitors until an e-commerce website is constructed. Our estimated costs for our first year of operations is $17,000 to $22,000. We have also entered in a contract with a web hosting service: of no material substance, on a month to month basis at $9.95 per month, (and can be canceled at any time,) to provide the company with the necessary disk space to upload an e-commerce site sufficient to support our expected needs and services to vendors and to our customers. There can be no assurance that we will be able to develop operations in this area, or any other area. We have had no website operations to date.

BUSINESS DEVELOPMENT

We were incorporated in the State of Florida on July 22, 2002 for the purpose of providing a retail store marketplace of unique one of a kind gifts. The consumer targeted is the women or men over 35 years of age that wants something unique, that wants something that has a touch of class, that comes with great customer service, that you don't see in malls or department stores. It must be handcrafted. It must be personal to the individual or to the personal decor on ones home.

PRINCIPAL PRODUCTS AND SERVICES

We are a company with limited resources. Since we do not have the capital to invest in inventory, our plan is the solicitation to artists of unique gift items to allow us to help them sell their craft and art on our website at a fee to them of 20% of items sold. They set the price. They take pictures of their art that they up load to our website, provide the detail description of the item, lists its dimensions and provide a certificate of authenticity. These solicitations by email go to known artists from lists obtained from art schools and various Internet sources.

The following is an example of an artist's listing:
Merchandise is organized by type, by country, by artist, by price, by season and calendar and family event category.
Artist: Stuart Cooper
Certified: Made By Stuart Cooper 2-20-04
Identifying Number: 042002A
Product: Glass
Type: Vase
Recipient: Woman
Shop by Occasion: Anniversary, Valentines Day, Christmas, House warming
Price: $225
Picture: Front up loaded jpeg file
Picture: Side jpeg file
Description: Hand Blown Glass, etched with a winter's scene depicting a snow covered tree and farm landscape.
Size: height 19 inches
Width 7 inches
Country of Origin: United States
The consumer on the other hand can look for items by sorting for them.
Occasion: Wedding, Anniversary, Holiday etc.
Product: Jewelry, Painting, Leather, Glass, Metal, Wood, Ceramics, tapestries Country of origin: (South American Native Art) Peru
Price:
Recipient
Or we can suggest the different items by their selection criteria.

We will solicit customers to our site by pop up ads, banner advertising and word of mouth. Research obtained from Hi Speed Media a newly acquired division of Doubleclick.Com indicates that for every 1,000,000 pop up ads we should receive
0.003 or 3,000 visits to our site. Site visitors can buy without becoming members to our site. However it pays for them to pay the $19.95 as a one time fee if they are going to purchase an item greater than $200 since they receive a 10% savings on all merchandised purchased for a whole year.

Inventory is kept in control. The store and the website maintain a fine line look without looking over crowded. Laurie McVey-Tow has determined that mature shoppers dislike over crowding. No more than 2 or 3 items of like kind should be available. For example the site may have 3 different bowls of the same size, but each is a different hand painted scene.

Customer service is the key to a successful business. All our shoppers get personalized attention from the first "Hello" to the "Thank You for Coming In". This is done in person or on an interactive basis with the vendor or consumer. Store staff and our interactive computer sales will know the history of all inventory, the artists name, where it was made, and interesting information that makes the shopper and the recipient of the gift feel that this item is unique. Our staff and computer program get to know you the vendor and customer. We know what you have bought or sold in the past and can make appropriate suggestions to artist and consumer. To the artist, what sells and the consumer what is new and unique in his or her price range based on their tastes. We encourage personal gift registry. Once they are registered family members and friends can get them the items they want on special occasions. Laurie's Happy Thoughts, Inc. even has a bridal registry.

Gift wrapping is always complimentary. Nice boxes with the Happy Thoughts logo are used with tulle ribbon and wildflowers placed under a ribbon. This presents a unique and different presentation. Store customers rave about.

We will rely on a third party to host our site and provide our e-commerce solution. We may experience interruptions in our website connection and our telecommunications access due to our reliance upon third parties. We anticipate that we will use software that is dependent on operating system, database and server software developed and produced by and licensed by third parties. We may discover errors and defects in this third party software and rely on the third parties to correct these errors and defects in a timely manner. Accordingly, continuous or prolonged interruptions in our website connection or in our telecommunications access would have an adverse effect upon consumer perception of our ability to provide information in a timely and efficient manner.

The discussion of our future business is management's best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success. Competitive and economic forces make forecasting of revenues and costs difficult and unpredictable.

We plan to develop a website that provides an online marketplace for the unique one of a kind hand crafted gifts and home decor specialty merchandise industry. Our objective is to provide solutions to improve profitability for the industry by making the supply and demand chain seamless and efficient.

We plan to develop our site to permit website subscribers to do the following:

o Access existing buyers and sellers more efficiently, and reach out to hundreds of new buyers.
o  Target specific customers with dedicated products and prices.
o Cross geographical limitations by the ability to access our website worldwide.
o Cut the cost of our customers who wish to sell unique one of a kind gift products by marketing through our cost efficient website.
o Post and update manufacturers and suppliers catalogs of unique one of a kind gift products, 24 hrs a day, 7 days a week.
o Post manufacturers and suppliers of unique one of a kind gift products name and logo in a style they would normally use for letterheads.
o Give information about the manufacturers and suppliers companies, its divisions, number of employees, location of plants and storage facilities, management structure, annual turnover and any other facts.
o Customers who are in the business of manufacturing and supplying unique one of a kind gift products can list their products and put them in their own categories.

o Customers who are in the business of manufacturing and supplying unique one of a kind gift products can also give details of each product to help buyers search for a particular product.
o Customers who may be seeking to purchase or sell unique one of a kind gift products can enter a dynamic price exchange forum, which updates immediately, whenever a price is changed, a product is sold or no longer available.

Each user will be registered and granted a password for entry into the website. A fee of $19.95 saves the consumer 10 percent on purchases. We plan to charge this fee to the subscriber's credit or debit card if desired. We also plan to charge a commission rate of 20%, to the seller, from the sales conducted on the marketplace forum. We plan to process all orders by on line credit card or cyber cash systems, but we currently have not developed any relationships or contracts to process online orders. In addition, we have not researched the needs of our planned website functions or the fees associated with the services needed to fulfill those needs.

Our site content will consist of two major functions; the first being "E-Marketlink" which will provide subscribers the ability to promote their sales by displaying a catalogue of unique one of a kind gift products to buyers seeking all types of unique one of a kind hand crafted gifts and home decor specialty merchandise. By creating a greater awareness of the subscribers business and their products, it will assist them in experiencing a higher number of inquiries and transactions. The online catalogue offers a number of features that will make it an excellent tool for members to expand their business in their immediate locality and around the world.

The second function that may be offered is that of the "E-Exchange". The E-Exchange forum will provide a dynamic real time marketplace where all auctions are conducted. Subscribers will be able to launch their own auctions for buying or selling unique one of a kind hand crafted gifts and home decor specialty merchandise products or they can participate in ongoing auctions by submitting bids to the existing offers with other subscribers around the world.

We plan to establish our market through e-mail advertising. We have not conducted any market testing to determine prospective advertisers on our website. Visitors will be able to obtain information twenty-four hours per day, seven days per week through the website. We also plan to sell advertising on our website to unique one of a kind gift manufacturers and brokers. We have not developed criteria for pricing of the advertising space; however, we anticipate pricing will be based upon advertisement size, web page placement, content requirements, contract duration and other factors.

DISTRIBUTION

We plan to deliver our services through our website, if developed. As of the date of this prospectus, we have not entered in a contract with a website developer, which will be necessary to execute our plan of business.

NEW PRODUCTS OR SERVICES

We currently have no new products or services announced or planned to be announced to the public.

COMPETITIVE BUSINESS CONDITIONS

The conventional method of purchasing and selling unique one of a kind gifts for at least the past fifty years has been through person-to-person meeting or unique one of a kind gift brokers. The public has been resistant to new vehicles or formats through which they would purchase and sell unique one of a kind gifts. Despite the convenience of the services offered over the Internet or prospectively over our website, many consumers will view conventional methods of obtaining this information more convenient and offering better customer service

We will face intense competition in all aspects of the unique one of a kind gift industry. We will compete with financial intermediaries, unique one of a kind gift brokers, and other entities that also provide unique one of a kind gift exchange services to the public. These companies may offer convenience and customer service superior to our services. In addition, these companies may have better marketing and distribution channels. There can be no assurance that we will be able to compete effectively in this highly competitive industry, which could have a material impact upon market acceptance of our website and the information we wish to disseminate.

SOURCES AND AVAILABILITY OF RAW MATERIALS

As of the date of this prospectus, we have limited suppliers.

CUSTOMER BASE

As of the date of this prospectus, we have no customers. If we are able to establish a customer base in the future, we do not anticipate we will depend on one or a few major customers. There can be no assurance that this assumption is correct.

INTELLECTUAL PROPERTY

We do not have any trademarks, patents, licenses, royalty agreements, or other proprietary interest.

GOVERNMENTAL REGULATION ISSUES

We are not now affected by direct government regulation, generally and laws or regulations directly applicable to access to or commerce on the Internet. However, due to increasing usage of the Internet, a number of laws and regulations may be adopted relating to the Internet, covering user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development for Internet commerce may prompt more stringent consumer protection laws imposing additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for Internet services and increase the cost of doing business on the Internet. These factors may have an adverse effect on our business, results of operations and financial condition.

Moreover, the interpretation of sales tax, libel and personal privacy laws applied to Internet commerce is uncertain and unresolved. We may be required to qualify to do business as a foreign corporation in each such state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Any such existing or new legislation or regulation, including state sales tax, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

RESEARCH AND DEVELOPMENT

To date, we have not undergone any research and development.

ENVIRONMENTAL LAW COMPLIANCE

The extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES

We currently have one employee, Laurie McVey-Tow, our president and one of two directors, who works for our corporation on a part-time basis. We have no employment contracts and our employees are not union members or affected by labor contracts.

                        EXECUTIVE OFFICERS OF THE COMPANY
                    IDENTIFICATION OF EXECUTIVE OFFICERS AND
                    OTHER OFFICERS AND SIGNIFICANT EMPLOYEES

Set forth below is certain information regarding each of the executive officers and certain other officers and significant employees of the Company:

 NAME                          AGE                   POSITION
 ----                          ---                   --------

 Laurie McVey-Tow               53             President and Director

 Leslye Jane McVey              26                   Director

REPORTS TO SECURITY HOLDERS

After the effective date of this document, we will be a reporting company under the requirements of the Exchange Act and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

ITEM 17. PLAN OF OPERATIONS

The Laurie's Happy Thoughts, Inc.'s business plan is to become actively engaged in providing an online marketplace for the unique one of a kind hand crafted gifts and home decor specialty merchandise industry, via the Internet. Currently we have purchased a domain name called www.Happythoughts.com. We have also entered in a contract with a web-hosting provider, to provide us with the necessary disk space capacity for our website and email capability for the next 12 months. We have also posted a welcome page on our website, to introduce ourselves to potential customers until a fully operational e-commerce website is constructed.

We anticipate that we will meet our cash requirements for the 12 months with current cash flows. However, in moving forward, past our twelve-month outlook, we may depend upon capital to be derived from future financing through a subsequent offering of stock. There can be no assurance that we will be successful in raising the capital we may require.

Our strategic business plan contains a 4 stage operating strategy for the next twelve months. It is with this plan that we will pave the way to allow us to focus on developing and executing our interactive e-commerce website that will offer our visitors a 24 hour access to an online marketplace, see principal products and services, which our visitors or potential vendors can purchase for a subscription fee of $99 per month.

The four stages of our strategic plans are as followed:

After the filing of the final prospectus date through month 4 we plan to develop our e-commerce website with the assistance of a consultant to construct the necessary structure of a well developed e-commerce website that can offer our visitors the capability to access our site 24 hours a day and enter auctions or view other members catalogues. Also, it will allow our visitors the capability of purchasing this information, through a secured page within the site to ensure

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

privacy and the integrity of personal information. Our website will be constructed with the capability for allowing quick and easy uploads of new and current information on an hourly basis, if needed. We will also maintain a sign in book for all those who visit our site, in order to build a database of individuals who indicated an interest in our services or the services of our members. Space will be allotted through all the pages of the website to allow placement of banner ads and links for those companies interesting in purchasing advertisement space on our site. We expect this phase to cost an estimated $10,000 to $15,000.

Secondly, during months 4 through 6, after the filing of the final prospectus, Laurie McVey-Tow will work together with our Internet consultant to enter in a contract with a credit card processing company with e-commerce support, to allow our visitors to purchase our services at anytime and anywhere, 24 hours a day.

Thirdly, during months 6 through 9, after the filing of the final prospectus, we will be initiating a marketing plan to produce sales and name recognition through our 3 step strategic marketing plan.

The first step of our marketing plan is to initiate a comprehensive pop-up, banner and e mail advertising program targeting those individuals seeking to purchase unique one of a kind gift products or have indicated an interest in our type of services. These individuals would be those who have voluntarily signed up to receive these email messages about specific topics and are more likely to read them, as indicated in our first phase, where we will maintain a sign in book for all those who visit our site, in order to build a database of individuals who indicated an interest in our services or the services of our members. Response rates are expected to average between 0.5% to 1%. These efforts will result in company website visits by these individuals because they have an interest in our products and services and can click through hyperlinks created in the our email announcement. Each email message will contain a header that specifies that the email announcement was sent to the recipient because they had subscribed to a particular service. We expect this phase to cost an estimated $2,000.

We expect to maintain a clean corporate image by practicing "etiquette" when sending email messages. In order to differentiate between email messages that are voluntarily requested and true "spamming" from unwelcome sources, we plan to only send targeted e-mail to those individuals who have voluntarily requested to receive such announcements, and always give the participants the option to remove themselves from the e-mail lists.

The second step is to submit our domain name on free search engines such as: www.excite.com, www.finalsearch.com, www.findlink.com, www.discoverit.com, www.hotbot.com. In an effort to increase traffic to our site, we will add our website address to as many as 1000 search engines. Individuals who visit theses search engines when searching for website that contain unique one of a kind gift information will then have a choice of many websites to choose from, which may include ours, to satisfy their informational needs when searching for unique one of a kind gift related information on these types of search engines. We expect this phase to cost an estimated $500.

This is accomplished by entering meta tags to our website as well as at the time of adding our address to each search engine, which aid the search engine in completing a search of websites that an individual is searching. Meta Tags are used as part of the codes embedded in a website that describe what your website is, through keywords or phrases, so that search engines can recognize each website and display them in their search engines when a search criteria is done by someone searching for a particular website. These meta tags may include key words or phrases, such as, unique one of a kind gift broker. These types of free services that the search engines provide can be an invaluable and cost effective way of marketing our products and service.

The third step is to sell advertising space in the form of banner ads. We intend to market banner ads to brokers, financing institutions, shipping companies, unique one of a kind gift manufactures, as well as to other related companies for a competitive price to allow a link of our website to be placed on their website. We have researched that pricing a company's banner ad by the number of hits that are made will be better served and accepted. An average of $.01 to $.05 per hit will be charged depending on the size and placement of the ad and also for length of time its placed. We expect this phase to cost an estimated $1,500 to $2,000.

Our final strategic phase takes place at months 9 through 12, after the filing of the final prospectus, is the customers acknowledgment and awareness of our website, through a fully functioning website capable of generating revenue. It is at this phase where we must maintain our site more frequently, as a larger load of information is expected to be uploaded to the website, by our customers more frequently, with their products and company information. As well as to test and provide up-to-date technology for a smooth delivery of an online marketplace. We will take every step to assure our visitors a pleasurable and informative visit to our site to obtain their consumer loyalty and repeat business. We will construct a customer database to disseminate promotional offers to our customers and discount coupons for repeat customers to entice them to recommend our site to other individuals who express an interest in our services.
We expect an estimated cost of $1,500 to $2,000 during this phase.

Until such time as we develop our e-commerce website, if ever, we will not have revenues from Internet activities. We anticipate that if our e-commerce website becomes operational within the above time line, we will generate revenues from the sale of subscriptions to the website, commissions from auction sales between members and though the sale of advertisements. There is no assurance that we will be successful within the auctions, selling subscriptions or advertising for our website. We have no other sources of revenue. As such, if we are not successful in this regard, we will be unable to achieve revenues under our current business plan.

We do not anticipate significant research and development expenses over the next twelve months. We do not expect to purchase or sell any plant and significant equipment or make any significant changes in the number of employees over the next twelve months.

ITEM 18. DESCRIPTION OF PROPERTY

We presently lease office space at a charge $2,100 per month at 4203 NW Federal Highway, Jensen Beach, Florida 34957. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 30, 2003, the company issued 2,150,000 shares of common stock to Laurie McVey-Tow for $36,801 in funds previously loaned to the company. Other than the sale of shares to our officers and directors, we have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock, or family members of such persons. We are not a subsidiary of any other company. Our President, Laurie McVey-Tow is our only promoter.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information. Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTCBB, once our registration statement has cleared comments from the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed. In the event of this registration statement being cleared from comments by the Securities and Exchange Commission, we plan to enlist a market maker to file an application in order to have our stock quoted on the OTC Bulletin Board.

HOLDERS

As of March 10, 2004, there were approximately 973 holders of record of our common stock.

DIVIDENDS

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM 21. EXECUTIVE COMPENSATION

No executive compensation has been paid since our inception nor are there any plans to accrue them to date.

ITEM 22. FINANCIAL STATEMENTS

                          LAURIE'S HAPPY THOUGHTS, INC.
                              FINANCIAL STATEMENTS
                 JULY 22,2002 (INCEPTION) THROUGH JUNE 30, 2003
                           AND AS OF DECEMBER 31,2003




                                     INDEX


         INDEPENDENT AUDITORS' REPORT .............................F-2

         BALANCE SHEETS ...........................................F-3

         STATEMENTS OF OPERATIONS .................................F-4

         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY ............F-5

         STATEMENTS OF CASH FLOWS .................................F-6

         NOTES TO FINANCIAL STATEMENTS.......................F-7 - F-9

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors

Laurie's Happy Thoughts, Inc.

We have audited the accompanying balance sheet of Laurie's Happy Thoughts, Inc. as of June 30, 2003 and the related statements of operations, cash flows and changes in stockholders equity for the period commencing July 22,2002 (date of inception) to June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Laurie's Happy Thoughts, Inc., at June 30, 2003 and the statements of operations, cash flows and changes in stockholders equity for the period commencing July 22,2002 (Date of Inception) to June 30, 2003 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has an accumulated deficit of $19,075 as of June 30, 2003. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       /s/ Sherb & Co., LLP
                                       Certified Public Accountants

New York, New York
October 30, 2003

                          LAURIE'S HAPPY THOUGHTS, INC.
                                 Balance Sheets


                                                        JUNE 30,   DECEMBER 31,
                                                          2003        2003
                                                        --------   ------------
                                                                    UNAUDITED
                                     ASSETS

Current Assets
  Cash .............................................    $  1,265     $  2,610
  Inventory ........................................       8,557        6,322
                                                        --------     --------
TOTAL CURRENT ASSETS ...............................       9,822        8,932
                                                        --------     --------

Fixed Assets .......................................       7,974        7,974
Accumulated Depreciation ...........................      (1,531)      (2,392)
                                                        --------     --------
Net Fixed Assets ...................................       6,443        5,582
                                                        --------     --------

Other Assets .......................................       3,658        3,603
                                                        --------     --------

TOTAL ASSETS .......................................    $ 19,923     $ 18,117
                                                        ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accruals ......................    $  2,097     $  8,648
                                                        --------     --------

LONG TERM LIABILIES
Loan Payable - Stockholders ........................           -        6,541
                                                        --------     --------
TOTAL LIABILITIES ..................................       2,097       15,189
                                                        --------     --------

STOCKHOLDERS' EQUITY
  Preferred Stock,$.01 par value,
    authorized 20,000,000 shares,
    -0- issued and outstanding .....................           -            -
  Common stock, par value $.001,
    authorized 60,000,000 shares,
    2,150,000 shares and 4,150,000 shares
    issued and outstanding, respectively ...........       2,150        4,150
  Additional Paid-in capital .......................      34,751       82,751
  Deferred Compensation ............................           -      (45,000)
  Accumulated deficit ..............................     (19,075)     (38,973)
                                                        --------     --------

TOTAL STOCKHOLDERS' EQUITY .........................      17,826        2,928
                                                        --------     --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........    $ 19,923     $ 18,117
                                                        ========     ========

                 See accompanying notes to financial statements.

                                        LAURIE'S HAPPY THOUGHTS, INC.
                                          Statements of Operations

                                              FROM JULY 22, 2002         SIX MONTHS            SIX MONTHS
                                             (INCEPTION) THROUGH           ENDED                 ENDED
                                                JUNE 30, 2003        DECEMBER 31, 2003     DECEMBER 31, 2002
                                             -------------------     -----------------     -----------------
                                                                         UNAUDITED              UNAUDITED
REVENUE .....................................      $ 19,833             $    14,873             $  8,639

COST OF REVENUES ............................        12,709                  13,120                6,754
                                                   --------             -----------             --------

GROSS PROFIT ................................         7,124                   1,753                1,885

OPERATING EXPENSES
  General and Administrative ................        26,199                  21,651               13,440
                                                   --------             -----------             --------

INCOME TAXES ................................             -                       -                    -
                                                   --------             -----------             --------
NET LOSS ....................................      $(19,075)            $   (19,898)            $(11,555)
                                                   ========             ===========             ========


NET LOSS PER SHARE - BASIC AND DILUTED ......      $  (3.00)            $     (0.01)            $(115.55)
                                                   ========             ===========             ========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
DURING THE PERIOD - BASIC AND DILUTED .......         6,350               2,932,609                  100
                                                   ========             ===========             ========


                               See accompanying notes to financial statements.

                                                     F-4

                                          LAURIE'S HAPPY THOUGHTS, INC.
                                  Statements of Changes in Stockholders' Equity

                                            Common Stock
                                           $.001 Par Value     Additional                             Total
                                         -------------------    Paid-in   Accumulated   Deferred   Stockholders'
                                           Shares     Amount    Capital    Deficit    Compensation    Equity
                                         ---------    ------   ----------  --------     --------     --------
Balance at July 22, 2002 (Inception) ...         -    $    -    $     -    $      -     $      -     $      -

Issuance of Stock - July 22, 2002 ......       100         -        100           -            -          100
Issuance of Stock - June 30, 2003 ...... 2,149,900     2,150     34,651           -            -       36,801


Net loss ...............................         -         -          -     (19,075)           -      (19,075)
                                         ---------    ------    -------    --------     --------     --------

Balance at  June 30, 2003 .............. 2,150,000     2,150     34,751     (19,075)           -       17,826

Net loss (from July 1, to
 December 31, 2003 - unaudited) ........         -         -          -     (19,898)           -      (19,898)

Issuance of  Stock - October 20, 2003 .. 2,000,000     2,000     48,000           -      (45,000)       5,000
                                         ---------    ------    -------    --------     --------     --------

Balance at December 31, 2003 (unaudited) 4,150,000    $4,150    $82,751    $(38,973)    $(45,000)    $  2,928
                                         =========    ======    =======    ========     ========     ========


                                 See accompanying notes to financial statements.

                                                       F-5

                                          LAURIE'S HAPPY THOUGHTS, INC.
                                             Statements of Cash Flows

                                                     FROM JULY 22, 2002       SIX MONTHS          SIX MONTHS
                                                     (INCEPTION) THROUGH        ENDED                ENDED
                                                        JUNE 30, 2003      DECEMBER 31, 2003   DECEMBER 31, 2002
                                                     -------------------   -----------------   -----------------
                                                                               UNAUDITED           UNAUDITED
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss ..........................................     $(19,075)            $(19,898)           $(11,555)
  Depreciation and Amortization .....................        1,531                  861               1,531

  Change in assets and liabilities:

    Inventories .....................................       (8,557)               2,235              (9,463)
    Accounts Payable and Accruals ...................        2,097                6,551               3,731
    Other Current Assets ............................       (3,658)                   -              (4,497)
    Other Assets ....................................            -                   55                   -
                                                          --------             --------            --------
  NET CASH FLOWS USED IN OPERATING ACTIVITIES .......      (27,662)             (10,196)            (20,253)
                                                          --------             --------            --------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures ..............................       (7,974)                   -              (7,948)
                                                          --------             --------            --------
  NET CASH FLOW USED IN INVESTING ACTIVITIES ........       (7,974)                   -              (7,948)
                                                          --------             --------            --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of loan  to Stockholders .................            -                6,541                   -
  Issuance of Common Stock ..........................       36,901                5,000              28,332
                                                          --------             --------            --------

  NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES ...       36,901               11,541              28,332
                                                          --------             --------            --------

NET INCREASE IN CASH ................................        1,265                1,345                 131

CASH - beginning of period ..........................            -                1,265                   -
                                                          --------             --------            --------

CASH - end of period ................................     $  1,265             $  2,610            $    131
                                                          ========             ========            ========

Supplemental disclosure of cash flow activity:

Cash paid for:
  Interest ..........................................     $      -             $      -            $      -
                                                          ========             ========            ========
  Taxes .............................................     $      -             $      -            $      -
                                                          ========             ========            ========


NON CASH TRANSACTIONS AFFECTING
INVESTING AND FINANCING ACTIVITIES:
  Common Stock issued for services not yet performed      $      -             $ 45,000            $      -
                                                          ========             ========            ========

                                See accompanying notes to financial statements.

                                                      F-6

                         LAURIE'S HAPPY THOUGHT'S, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

The Company was organized under the laws of the State of Florida on July
22,2002.

The Company plans to develop a website where individuals can interact in an online marketplace for the unique one of a kind gift industry. The Company currently operates as a single retail store.

Basis of Accounting

The Company's policy is to prepare its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles. The Company has selected June 30 as its annual year-end.

Income Taxes

The company with the consent of its stockholder has elected to be taxed under S corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of this entity is reflected by the stockholder on her personal income tax return.

The company was taxed as an S corporation until July 31, 2003, when a disqualifying event occurred and the Company began taxation as C corporation. The change in the Company's tax status will not have a material effect on the financial statements.

Net Loss per Common Share

The Company reports earnings per share in accordance with SFAS No, 128, "Earnings per Share." Basic earnings per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period and that diluted earnings per share is computed by dividing the net income (loss) by the weighted average of common shares and common share equivalents outstanding during the period.

Website Development Costs

The Company plans to account for the costs of developing its website pursuant to SOP No. 98-1, "Accounting for the costs of computer software developed or obtained for internal use" which sets forth certain conditions in which the costs will be expensed when incurred. The Company is in its development stage, thus has not incurred website costs nor commenced operations as of the date of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                         LAURIE'S HAPPY THOUGHT'S, INC.
                    NOTES TO FINANCIAL STATEMENTS (continued)

Depreciation

The Company's property and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets, five years. Depreciation expense includes the amortization of capital lease assets.

Inventory

Inventory is stated at lower of cost of market on the first-in, first-out method of inventory valuation. At June 30, 2003, all inventory on-hand was finished goods.

Revenue Recognition

Revenue is recognized on the sales of products when the customer receives title to the goods, generally upon delivery.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, inventory and accounts payable and accrual approximate fair value based on the short-term maturity of these instruments.

Unaudited Interim Information

The information presented as of December 31, 2003 and for the six months ended December 31, 2003 and 2002, has not been audited. In the opinion of management, the audited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of December 31, 2003, and the results of its operations and its cash flows for the six months ended December 31, 2003 and 2002, and the stockholders' equity for the six months ended December 31, 2003 and 2002.

NOTE 2.  CAPITAL TRANSACTIONS

The Company on July 22, 2002 issued to its founders 100 restricted shares of common stock for cash and services. Effective June 30, 2003 the company issued 2,149,900 shares for $36,801 in cash previously loaned to the company.

On October 20, 2003, the Company issued 2,000,000 restricted shares of common stock for a total of $5,000 in cash and $45,000 in services; these services included website development, e-commerce and marketing for a period of one year from date of issuance. The $45,000 for services is included in the deferred compensation amount of the balance sheet at December 31, 2003.

The offering was made in reliance upon exemption from registration provided by Regulation D, Rule 504 of the Securities Exchange Commission.

NOTE 3.  OPERATING LEASES

The Company leases its facility under an operating lease, commencing December 1, 2002 through December 31, 2004 payable in monthly installments. Total lease expense for the period ended June 30, 2003 was approximately $15,000 and $12,600 for the six months ended December 31, 2003.

The future minimum lease payments for leases with a term in excess of one year are as follows:

                               Year Ended June 30,

                               2004         $7,800

NOTE 4.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of June 30, 2003, the Company has an accumulated deficit of $19,075 and net cash used in operations of $27,662 and as of December 31, 2003 an accumulated deficit of $38,973 and net cash used in operations of $10,196.

NOTE 5 SUBSEQUENT EVENTS

The Company has filed an SB-2 pursuant to the Securities and Exchange Act of 1933 on March 10, 2004.

              PART II - INFORMATION NOT CONTAINED IN THE PROSPECTUS

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Sherb & Co., LLP audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. Management has agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

                                                  Item Expense
SEC Registration Fee ...........................   $        26
Legal - Consulting Fees and Expenses* ..........   $    17,500
Accounting Fees and Expenses* ..................   $     7,500
Printing and Edgarizing* .......................   $     1,500
State Taxes and fees* ..........................   $       150
                                                   -----------
Total* .........................................   $    26,676
                                                   ===========
* Estimated Figure

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 22, 2002 the company issued 100 shares of common stock to its founders Laurie McVey-Tow and her husband David Tow for Cash. On June 30,2003 an additional 2,149,900 common shares were issued to the company's founders for $36,801 previously lent to the company by them.

On October 20, 2003, the company issued 2,000,000 common shares for $5,000 in cash and $45,000 in services to non-affiliated parties. 486,032 shares were issued to 967 investors, of which 6 persons were of accredited status and the balance a dividend to shareholders of an affiliate were of non-accredited status. Our shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 4 (2) of the Securities Act.

As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Each investor was provided with a detailed and specific business plan describing our plan of operations and products of an online unique one of a kind gift marketplace via the Internet.

ITEM 27. EXHIBITS

EXHIBIT NUMBER    DESCRIPTION

      3.1         Articles of Incorporation
      3.1a        Amendment to the Articles of Incorporation
      3.2         By Laws
      4.1         Sample Stock Certificate
      5.1         Legal Opinion "Validity of Common Stock"
     23.1         Consent of Experts

ITEM 28. UNDERTAKINGS

The undersigned Registrant undertakes:

         o To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            * Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            * Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

            * Include any additional or changed material information on the plan of distribution.

         o That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         o To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event, that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of Jensen Beach, State of Florida on March 10, 2004.

Laurie's Happy Thoughts, Inc.

/s/ Laurie McVey-Tow

By: Laurie McVey-Tow, President, and Director
Date: March 10, 2004

In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacitated and on the dates stated.

/s/ Laurie McVey-Tow
Laurie McVey-Tow

Title: President and Director

/s/ Leslye Jane McVey
Leslye Jane McVey

Title: Director

Date: March 10, 2004


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